UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2016

Pillarstone Capital REIT
(Exact Name of Registrant as Specified in Charter)

Maryland	001-15409	39-6594066

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 555
Houston, TX	77063

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (832) 810-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note.

In its Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2016 (the “Original 8-K”), Pillarstone Capital REIT (the “Company”) reported that pursuant to the Contribution Agreement dated December 8, 2016, with Whitestone REIT Operating Partnership, L.P (“Whitestone OP”), the Company, together with Pillarstone Capital REIT Operating Partnership LP, a subsidiary and operating partnership of the Company (the “Operating Partnership” or “Pillarstone OP”), completed the acquisition of all of the equity interests in four wholly-owned subsidiaries of Whitestone OP: Whitestone CP Woodland Ph. 2, LLC, a Delaware limited liability company (“CP Woodland”); Whitestone Industrial-Office, LLC, a Texas limited liability company (“Industrial-Office”); Whitestone Offices, LLC, a Texas limited liability company (“Whitestone Offices”); and Whitestone Uptown Tower, LLC, a Delaware limited liability company (“Uptown Tower”, and together with CP Woodland, Industrial-Office and Whitestone Offices, the “Entities”) that own fourteen (14) real estate assets (the “Real Estate Assets” and, together with the Entities, the “Property”) for aggregate consideration of approximately $84.0 million, consisting of (1) approximately $18.1 million of Class A units representing limited partnership interests in the Operating Partnership (“OP Units”), issued at a price of $1.331 per OP Unit; and (2) the assumption of approximately $65.9 million of liabilities by the Operating Partnership, consisting of (a) approximately $15.4 million of Whitestone OP’s liability under that certain Amended and Restated Credit Agreement, dated as of November 7, 2014, as amended, among the Bank of Montreal, as Administrative Agent, the lenders party thereto, BMO Capital Markets, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bank, National Association, Whitestone OP, as borrower, and Whitestone and certain subsidiaries of Whitestone OP, as guarantors; (b) an approximately $16.45 million promissory note (the “Whitestone Uptown Tower Promissory Note”) of Uptown Tower issued under that certain Loan Agreement, dated as of September 26, 2013, between Uptown Tower, as borrower, and U.S. Bank National Association, as successor to Morgan Stanley Mortgage Capital Holdings LLC, as lender, and (c) an approximately $37.0 million promissory note of Industrial-Office issued under that certain Loan Agreement, dated as of November 26, 2013, between Industrial-Office, as borrower, and Jackson National Life Insurance Company, as lender (collectively, the “Acquisition”).

This Current Report on Form 8-K/A (this “Amendment”) amends the Original 8-K to add Item 5.06 and the information required under Item 2.01(f) and to provide the financial statements and pro forma information required by Item 9.01 of Form 8-K, and should be read in conjunction with the Original 8-K. After reasonable inquiry, the Company is not aware of any other material factors relating to the Property that would cause the reported financial information not to be necessarily indicative of future operating results.

Unless otherwise indicated in this Current Report on Form 8-K, this Amendment continues to describe conditions as of the date of the Original 8-K, and the disclosures herein have not been updated to reflect events, results or developments that have occurred after the Original 8-K, or to modify or update those disclosures affected by subsequent events.

Item 2.01. Completion of Acquisition or Disposition of Assets.

FORM 10 Disclosure

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, like the Company, the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10.

Item 1. Business.

Company Overview

Pillarstone Capital REIT (the “Company”, “Pillarstone”, “we”, “our” or “us”) is a Maryland real estate investment trust engaged in investing in, owning and operating commercial properties. Future real estate investments may include (i) acquisition and development of retail, office, office warehouse, industrial, multifamily, hotel, and other commercial properties, (ii) acquisition of or merger with a real estate investment trust (“REIT”) or a real estate operating company and (iii) joint venture investments. Excess funds can be invested in cash equivalents depending on market conditions.

The Company was formed on March 15, 1994 as a Maryland REIT. The Company operated as a traditional real estate investment trust by buying, selling, owning and operating commercial and residential properties through December 31, 1999. In 2000, the Company purchased a software technology company, resulting in the Company no longer meeting qualifications to be a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). In 2002, the Company discontinued the operations of the technology segment.

From 2003 through 2006, we pursued a value-added business plan primarily focused on acquiring well located, under-performing multi-family residential properties, including affordable housing communities, and repositioning them through renovation, leasing, improved management and branding. In 2006, the Company did not complete a public offering for a portfolio acquisition due to market conditions and, consequently, was not able to meet the listing requirements of the former American Stock Exchange (“Amex”). Accordingly, Pillarstone’s common shares were delisted from the Amex and commenced being quoted on the Over-The-Counter Bulletin Board (“OTC Bulletin Board”) and on the pink sheets under the symbol “PRLE”.

From 2006 until December 2016, the Company continued its existence as a corporate shell filing its quarterly and annual reports with the Securities and Exchange Commission ("SEC") so that it could be used for future real estate transactions. During this time, the Company was funded by the trustees who contributed $500,000 in exchange for 125,000 Class C Convertible Preferred Shares and $197,780 in exchange for convertible notes payable. In 2016, the shareholders of Pillarstone approved changing the Company's name from Paragon Real Estate Equity and Investment Trust to Pillarstone Capital REIT.

Substantially all of our business is conducted through Pillarstone OP, a Delaware limited partnership organized in 2016. We are the sole general partner of Pillarstone OP. As of December 31, 2016, we owned 18.6% of the outstanding equity in Pillarstone OP.

On December 8, 2016, Pillarstone and Pillarstone OP entered into a Contribution Agreement (the “Contribution Agreement”) with Whitestone REIT Operating Partnership, L.P. (“Whitestone OP”), a subsidiary and the operating partnership of Whitestone REIT (“Whitestone”), both of which are related parties to Pillarstone and Pillarstone OP. Pursuant to the terms of the Contribution Agreement, Whitestone OP contributed to Pillarstone OP all of the equity interests in four of its wholly-owned subsidiaries: Whitestone CP Woodland Ph. 2, LLC, a Delaware limited liability company (“CP Woodland”); Whitestone Industrial-Office, LLC, a Texas limited liability company (“Industrial-Office”); Whitestone Offices, LLC, a Texas limited liability company (“Whitestone Offices”); and Whitestone Uptown Tower, LLC, a Delaware limited liability company (“Uptown Tower”, and together with CP Woodland, Industrial-Office and Whitestone Offices, the “Entities”) that own fourteen real estate assets (the “Real Estate Assets” and, together with the Entities, the “Property”) for aggregate consideration of approximately $84 million, consisting of (1) approximately $18.1 million of Class A units representing limited partnership interests in Pillarstone OP (“OP Units”), issued at a price of $1.331 per OP Unit; and (2) the assumption of approximately $65.9 million of liabilities by Pillarstone OP, consisting of (a) approximately $15.5 million of Whitestone OP’s liability under that certain Amended and Restated Credit Agreement, dated as of November 7, 2014, as amended, among the Bank of Montreal, as Administrative Agent (the “Agent”), the lenders party thereto, BMO Capital Markets, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bank, National Association, Whitestone OP, as borrower, and Whitestone and certain subsidiaries of Whitestone OP, as guarantors (as amended, the “Whitestone Credit Facility”); (b) an approximately $16.3 million promissory note (the “Whitestone Uptown Tower Promissory Note”) of Uptown Tower issued under that certain Loan Agreement, dated as of September 26, 2013, (as amended, the “Whitestone Uptown Tower Loan Agreement” and, together with the Whitestone Uptown Tower Promissory Note, the “Whitestone Uptown Tower Loan Documents”) between Uptown Tower, as borrower, and U.S. Bank National Association, as successor to Morgan Stanley Mortgage Capital Holdings LLC, as lender, and (c) an approximately $34.1 million promissory note (the “Whitestone Industrial-Office Promissory Note”) of Industrial-Office issued under that certain Loan Agreement, dated as of November 26, 2013 (the “Whitestone Industrial-Office Loan Agreement” and, together with the Whitestone Industrial-Office Promissory Note, the “Whitestone Industrial-Office Loan Documents”), between Industrial-Office, as borrower, and Jackson National Life Insurance Company, as lender (collectively, the “Acquisition”).

Pursuant to the Contribution Agreement, Pillarstone has agreed to file with the SEC on or prior to June 8, 2018, a shelf registration statement to register for sale under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of the common shares of beneficial interest in Pillarstone (the “Common Shares”) that may be issued upon redemption of the OP Units issued pursuant to each of the Contribution Agreement and the OP Unit Purchase Agreement (as defined below) and the offer and resale of such common shares by the holders thereof. In addition, pursuant to the Contribution Agreement, in the event of a Change of Control (as defined therein) of Whitestone, Pillarstone OP shall have the right, but not the obligation, to repurchase the OP Units issued thereunder from Whitestone OP at their initial issue price of $1.331 per OP Unit.

In connection with the Acquisition, (1) with respect to each Real Estate Asset (other than the Real Property Asset owned by Uptown Tower), Whitestone TRS, Inc. (“Whitestone TRS”), a subsidiary of Whitestone, entered into a Management Agreement with the Entity that owns such Real Estate Asset and (2) with respect to Uptown Tower, Whitestone TRS entered into a Management Agreement with Pillarstone OP (collectively, the “Management Agreements”). Pursuant to the Management Agreements with respect to each Real Estate Asset (other than Uptown Tower), Whitestone TRS agreed to provide certain property management, leasing and day-to-day advisory and administrative services to such Real Estate Asset in exchange for (x) a monthly property management fee equal to 5.0% of the monthly revenues of such Real Estate Asset and (y) a monthly asset management fee equal to 0.125% of GAV (as defined in each Management Agreement as, generally, the purchase price of the respective Real Estate Asset based upon the purchase price allocations determined pursuant to the Contribution Agreement, excluding all indebtedness, liabilities or claims of any nature) of such Real Estate Asset. Pursuant to the Management Agreement with respect to Uptown Tower, Whitestone TRS agreed to provide certain property management, leasing and day-to-day advisory and administrative services to Pillarstone OP in exchange for (x) a monthly property management fee equal to 3.0% of the monthly revenues of Uptown Tower and (y) a monthly asset management fee equal to 0.125% of GAV of Uptown Tower.

As a result of the Acquisition, Whitestone OP owns approximately 81.4% of the outstanding equity in Pillarstone OP. We account for Pillarstone OP on our financial statements using the equity method.

Competition

We compete for the acquisition of properties with many entities, including, among others, publicly traded REITs, life insurance companies, pension funds, partnerships and individual investors. Many competitors have substantially greater financial resources than us. In addition, certain competitors may be willing to accept lower returns on their investments. If competitors prevent us from buying properties that may be targeted for acquisition, our capital appreciation and valuation may be impacted.

Employees

As of March 1, 2017, the Company has two part-time employees.

Reports to Security Holders

We file or furnish with the SEC pursuant to Section 13(a), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, proxy statements with respect to meetings of our shareholders, as well as Reports on Forms 3, 4 and 5 regarding our officers, trustees or 10% beneficial owners. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC as we do. The website address is http://www.sec.gov. Copies of our Audit Committee Charter, Management, Organization and Compensation Committee Charter, Nominating Committee Charter, and Code of Conduct and Ethics are available free of charge through our website (www.pillarstone-capital.com). In the event of any changes to these documents, revised copies will also be made available on our website. Materials on our website are not part of our Annual Report on Form 10-K. The contents of these websites are not incorporated into this filing.

Item 1A. Risk Factors.

Not applicable.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is a Maryland real estate investment trust engaged in investing in, owning and operating commercial properties. Future real estate investments may include (i) acquisition and development of retail, office, office warehouse, industrial, multifamily, hotel and other commercial properties, (ii) acquisition of or merger with a REIT or real estate operating company, and (iii) joint venture investments. Substantially all of our business is conducted through Pillarstone OP, a Delaware limited partnership organized in 2016. We are the sole general partner of Pillarstone OP. As of December 31, 2016, we owned approximately 18.6% of the outstanding equity in Pillarstone OP and Whitestone OP owned approximately 81.4% of the outstanding equity in Pillarstone OP. We account for Pillarstone OP on our financial statements using the equity method.

As of December 31, 2016, the Company is a smaller reporting company that may make future real estate investments. There can be no assurance that we will be able to close additional transactions.  Even if our management is successful in closing additional transactions, investors may not value the transactions or the Company in the same manner as we do, and investors may not value the transactions as they would value other transactions or alternatives. Failure to obtain additional sources of capital will materially and adversely affect the Company’s ability to continue operations, as well as its liquidity and financial results.

Brief History

Pillarstone was formed on March 15, 1994 as a Maryland REIT. The Company operated as a traditional real estate investment trust by buying, selling, owning and operating commercial and residential properties through December 31, 1999. In 2000, the Company purchased a software technology company, resulting in the Company not meeting the qualifications to be a REIT under the Code. In 2002, the Company discontinued the operations of the technology segment, and from 2003 through 2006, pursued a value-added business plan primarily focused on acquiring well located, under-performing multi-family residential properties, including affordable housing communities, and repositioning them through renovation, leasing, improved management and branding.

Recent Developments and Executive Overview

During most of 2016, the Company existed as a corporate shell current in its SEC filings.

On December 8, 2016, Pillarstone and Pillarstone OP entered into the Contribution Agreement with Whitestone OP, a subsidiary and the operating partnership of Whitestone, both of which are related parties to Pillarstone and Pillarstone OP, pursuant to which Whitestone OP contributed to Pillarstone OP all of the equity interests in four of its wholly-owned subsidiaries: CP Woodland; Industrial-Office; Whitestone Offices; and Uptown Tower that own the Real Estate Assets for aggregate consideration of approximately $84 million, consisting of (1) approximately $18.1 million of Class A units representing limited partnership interests in Pillarstone OP issued at a price of $1.331 per OP Unit; and (2) the assumption of approximately $65.9 million of liabilities by Pillarstone OP.

As a result of the Acquisition, Whitestone OP owns approximately 81.4% of the outstanding equity in Pillarstone OP. We account for Pillarstone OP on our financial statements using the equity method.

Results of Operations

The following is a discussion of our results of operations for the years ended December 31, 2016 and 2015 and financial condition, including:

•	Explanation of changes in the results of operations in the Consolidated Statements of Operations for the year ended December 31, 2016 compared to the year ended December 31, 2015.

•	Our critical accounting policies and estimates that require our subjective judgment and are important to the presentation of our financial condition and results of operations.

•	Our primary sources and uses of cash for the year ended December 31, 2016, and how we intend to generate cash for long-term capital needs.

•	Our current income tax status.

Comparison of the years ended December 31, 2016 and 2015

Revenues from Operations

Total revenues remained flat at $0 for the year ended December 31, 2016 and 2015. During 2015, the Company existed as a shell corporation with no revenue producing activities. Historically, the Company's only revenues consisted of interest income from equity securities. As of December 31, 2016 and 2015, we held no equity securities, and our decision to invest in equity securities on a temporary basis in 2017 is dependent on market conditions and the availability of cash to invest. Accordingly, we anticipate nominal revenue in 2017.

Expenses from Operations

Total expenses, comprised mostly of general and administrative expenses, increased $444,486, from $67,271 for the year ended December 31, 2015 to $511,757 for the year ended December 31, 2016. This net increase is due to increases in legal fees of $369,323, accounting fees of $2,765, other professional fees of $57,040, miscellaneous fees of $1,555 and interest expense of $17,556 offset by decreased SEC filing charges and transfer agent fees of $3,753. The aforementioned increases in expenses occurred primarily as a result of the preparation and execution of the Contribution Agreement and other transaction documents executed in connection with the Acquisition.

Loss from operations

As a result of the above, the loss from operations increased $444,486 from $67,271 for the year ended December 31, 2015 to $511,757 for the year ended December 31, 2016.

Equity in income of Pillarstone OP

The increase of $14,776 in equity in income of Pillarstone OP occurred as a result of the Contribution Agreement entered into on December 8, 2016 whereby Pillarstone purchased an 18.6% interest in Pillarstone OP. As Pillarstone accounts for this interest purchased as an equity method investment, Pillarstone recognizes a portion of Pillarstone OP's income and loss in its financial statements. There was no comparable equity method investment held by Pillarstone in the year ended December 31, 2015.

Net loss attributable to Common Shareholders

Based on the above, the net loss attributable to common shareholders increased $429,710 from $67,271 for the year ended December 31, 2015 to $496,981 for the year ended December 31, 2016.

Liquidity and Capital Resources

Cash provided by operations, equity transactions, and borrowings from affiliates and lending institutions have generally provided the primary sources of liquidity to the Company. Historically, the Company has used these sources to fund operating expenses, satisfy its debt service obligations and fund distributions to shareholders. During 2015 and 2016, we were dependent on cash provided by loans in 2015 of $197,780 from five trustees on our board of trustees in exchange for convertible notes payable. The funds were utilized for due diligence costs incurred in connection with the development and execution of the Contribution Agreement and other transaction documents executed in connection with the Acquisition as well as maintaining the Company's status as a smaller reporting company current in its quarterly and annual financial statement filings with the SEC. We have kept the public entity available for value-added real estate opportunities, including (i) acquisition and development of retail, office, office warehouse, industrial, multifamily, hotel, and other commercial properties, (ii) acquisition of or merger with a REIT or real estate operating company, and (iii) joint venture investments. Excess funds can be invested in cash equivalents depending on market conditions.

Cash Flows

As of December 31, 2016, our unrestricted cash resources were $7,445. During 2016, we were dependent on cash loaned during 2015 by five trustees on our board of trustees in exchange for convertible notes payable, to meet our liquidity needs because we did not have cash from operations to meet our operating requirements. During 2017 and future years, we will be dependent on cash distributions from Pillarstone OP generated through Pillarstone OP's ownership of the Real Estate Assets acquired in the Acquisition to meet our liquidity needs.

During the year ended December 31, 2016, the Company's cash balance decreased by $166,838 from $174,283 at December 31, 2015 to $7,445 at December 31, 2016. During 2016, we had no cash investing or financing activities. Cash of $166,838 was used primarily for due diligence expenses in connection with preparing and executing the Contribution Agreement and other transaction documents executed in connection with the Acquisition.

Cash used for continuing operations included general and administrative costs, primarily for legal and professional costs associated with consummating the Contribution Agreement and other transaction documents executed in connection with the Acquisition, and for keeping Pillarstone current in its SEC filings so that it may be used for additional real estate transactions or sold to another company.

Future Obligations

The Company does not directly participate in any revenue generating activities, and as such, we currently have no cash from operations and have reduced our day-to-day overhead expenses and material future obligations. However, during December 2016, the Company, through the Contribution Agreement and its resulting 18.6% equity investment in Pillarstone OP, became a party to income generating activities. Until the time that this investment results in cash distributions to the Company, we maintain reduced overhead expenses by issuing shares for our CEO’s salary and trustee fees, retaining the only other employee on a part-time unpaid basis, and not replacing employees who have left. We have also reduced the use of outside consultants, and negotiated discounts on or eliminated other expenses wherever possible.

Long Term Liquidity and Operating Strategies

Historically, we have financed our long term capital needs, including acquisitions, as follows:

•	borrowings from new loans;

•	additional equity issuances of our common and preferred shares; and

•	proceeds from the sales of our real estate, a technology segment, and marketable securities.

From 2006 until December 2016, the Company continued its existence as a corporate shell filing its quarterly and annual reports with the SEC so that it could be used for future real estate transactions or sold to another company. During this time, the Company was funded by the trustees who contributed $500,000 in exchange for 125,000 Class C Convertible Preferred Shares and $197,780 in exchange for convertible notes payable.

Subsequent to the Acquisition through which Pillarstone OP acquired the Real Estate Assets, Pillarstone intends to develop strategies for the properties in order to create value for the enterprise and our shareholders. As part of the Acquisition, Pillarstone OP and Whitestone OP have agreed that Pillarstone OP may require Whitestone OP to purchase up to an aggregate of $3.0 million of additional OP Units from Pillarstone OP at $1.331 per unit over a two year period. To implement the strategy to create value with the Real Estate Assets, additional capital will need to be raised.

Current Tax Status

At December 31, 2016, we have net operating loss carryforwards of $2,670,000. While these losses created a deferred tax asset, a valuation allowance was applied against the asset because of the uncertainty as to whether we will be able to use these loss carryforwards, which will expire in varying amounts through the year 2036. In the event of a change of ownership of the Company, our ability (or the ability of any company that acquires or merges with us) to use our net operating loss carryforwards will be limited by federal tax regulations.

We, and our subsidiary, are also subject to certain state and local income, excise and franchise taxes. The provision for state and local taxes has been reflected in general and administrative expense in the consolidated statements of operations and has not been separately stated due to its insignificance.

Interest Rates and Inflation

Interest rates fell during 2008 as the Federal Reserve Bank lowered the discount rate which remained low through 2016. Due to record low interest rates, capital markets were generally not accessible by small real estate companies like Pillarstone from 2009 through 2011, and debt financing was only available to larger creditworthy companies. Financial institutions tightened financial covenant tests, decreased loan-to-value ratios, and charged higher fees for loans, which has reduced the number of real estate transactions. While credit markets have been more active since 2013, Pillarstone has not participated in any transactions to raise capital.

The Company was not significantly affected by inflation during the periods presented in this report due primarily to the relative low nationwide inflation rates and the Company being a corporate shell with minimal expenses.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have, or are likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Application of Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), which require us to make certain estimates and assumptions. The following section is a summary of certain estimates that both require our most subjective judgment and are most important to the presentation of our financial condition and results of operations. It is possible that the use of different estimates or assumptions in making these judgments could result in materially different amounts being reported in our consolidated financial statements.

Valuation Allowance of Deferred Tax Asset

We account for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to affect taxable income. At December 31, 2016, we had net operating loss carryforwards totaling $2,670,000.

While these losses created a deferred tax asset of $915,000, a valuation allowance of $915,000 was applied against this asset because of the uncertainty of whether we will be able to use these loss carryforwards, which will expire in varying amounts through the year 2036. Pursuant to current Code regulations, we will be limited to using $724,000 of the prior net operating losses of $11,406,000, and these same regulations also limit the amount of loss used in any one year. Additionally, use of our net operating loss carryforwards will be limited in the event of a change in ownership of the Company.

Item 3.  Properties.

General Physical and Economic Attributes

Pursuant to the Contribution Agreement, Pillarstone, through Pillarstone OP, acquired an investment portfolio consisting of the Real Estate Assets as described above. The following table sets forth certain information relating to each of our properties owned as of December 31, 2016.

Pillarstone Capital REIT
Real Estate Assets
As of December 31, 2016

Community Name	Location	Year Built/ Renovated	GLA	Percent Occupied at 12/31/2016	Annualized Base Rental Revenue (in thousands) (1)	Average Base Rental Revenue Per Sq. Ft. (2)	Average Net Effective Annual Base Rent Per Leased Sq. Ft.(3)
9101 LBJ Freeway	Dallas	1985	125,874	84%	$1,445	$13.67	$12.90
Corporate Park Northwest	Houston	1981	174,359	82%	1,656	11.58	11.66
Corporate Park West	Houston	1999	175,665	82%	1,561	10.84	10.59
Corporate Park Woodland	Houston	2000	99,937	94%	956	10.18	10.49
Corporate Park Woodland II	Houston	2000	16,220	95%	227	14.73	14.34
Dairy Ashford	Houston	1981	42,902	29%	102	8.20	8.28
Holly Hall Industrial Park	Houston	1980	90,000	91%	739	9.02	8.30
Holly Knight	Houston	1984	20,015	85%	332	19.51	18.93
Interstate 10 Warehouse	Houston	1980	151,000	88%	571	4.30	4.46
Main Park	Houston	1982	113,410	78%	664	7.51	7.39
Plaza Park	Houston	1982	105,530	61%	541	8.40	8.54
Uptown Tower	Dallas	1982	253,981	77%	3,088	15.79	17.48
Westbelt Plaza	Houston	1978	65,619	85%	495	8.87	9.09
Westgate Service Center	Houston	1984	97,225	87%	592	7.00	7.39

Total / Weighted Average			1,531,737	81%	$12,969	$10.45	$10.64

(1)
Calculated as the tenant's actual December 31, 2016 base rent (defined as cash base rents including abatements) multiplied by 12. Excludes vacant space as of December 31, 2016. Because annualized base rental revenue is not derived from historical results that were accounted for in accordance with GAAP, historical results differ from the annualized amounts. Total abatements for leases in effect as of December 31, 2016 equaled approximately $53,000 for the month ended December 31, 2016.

(2)	Calculated as annualized base rent divided by gross leasable area (“GLA”) leased as of December 31, 2016. Excludes vacant space as of December 31, 2016.

(3)
Represents (i) the contractual base rent for leases in place as of December 31, 2016, adjusted to a straight-line basis to reflect changes in rental rates throughout the lease term and amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases of December 31, 2016.

Item 4.  Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table includes certain information with respect to the beneficial ownership of our shares by: (i) each person known by us to own more than 5% in interest of the outstanding shares; (ii) each of the trustees; (iii) each of our executive officers; and (iv) all of the trustees and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

	Common Shares(1)			Preferred A Shares(2)			Preferred C Shares(3)		Total Common Shares and Preferred Shares(4)
Name	Number		Percent(5)	Number		Percent(5)	Number	Percent	Number		Percent(5)
James C. Mastandrea	219,420	(6)	48.8%	161,410	(16)	62.9%	56,944	23.3%	838,090	(18)	78.4%
Paul T. Lambert	87,086	(7)	19.4%	—		—%	62,500	25.6%	712,086	(19)	66.3%
John J. Dee	19,177	(8)	4.6%	—	(17)	—%	12,500	5.1%	144,177	(20)	26.4%
Daryl J. Carter	26,665	(9)	6.2%	—		—%	37,500	15.3%	401,665	(21)	49.9%
Daniel G. DeVos	42,795	(10)	9.6%	—		—%	62,500	25.6%	667,795	(22)	62.4%
All trustees and current executive officers as a group(11)	395,143	(12)	68.8%	161,410		62.9%	231,944	94.9%	2,763,813	(23)	93.9%
Paragon Real Estate Development, LLC	163,117	(13)	40.3%	161,410	(16)	62.9%	—	—%	212,347	(24)	46.7%
Timothy D. O'Donnell	32,207	(14)	8.0%	—		—%	—	—%	32,207		1.0%
Mark Schurgin	80,598	(15)	19.9%	—		—%	—	—%	80,598		2.6%

(1)
Percentages based on 405,103 common shares outstanding, not including 38,130 shares held in treasury. For each individual trustee and executive officer, also includes common shares he has the right to acquire through share options and convertible notes payable. The options that are currently exercisable for all named persons is 667, and the common shares issuable upon conversion of notes payable for all named persons is 168,867. Percentages also include 6,667 restricted shares issuable to an independent third party that Mr. Mastandrea has the right to vote.

(2)
Percentages based on 256,636 Preferred A Shares outstanding, which convert to 53,610 common shares as follows: 161,410 Preferred A Shares are each convertible into 0.305 common shares and 95,226 Preferred A Shares are each convertible into 0.046 common shares.

(3)	Percentages based on 244,444 Preferred C Shares outstanding, which convert to 2,444,440 common shares. Each Preferred C Share is convertible into 10 common shares.

(4)
Percentages based on 405,103 common shares outstanding, not including 38,130 shares held in treasury, and including 256,636 Preferred A Shares which convert to 53,610 common shares, 244,444 Preferred C Shares which convert to 2,444,440 common shares, and notes payable which are convertible into 168,867 common shares. For each individual trustee and executive officer, also includes common shares he has the right to acquire through share options that are currently exercisable and shares that are issuable upon conversion of notes payable. Mr. Mastandrea’s percentage is calculated using a denominator that includes (i) 405,103 common shares, not including 38,130 shares held in treasury; (ii) 56,944 Preferred C Shares that convert to 569,440 common shares; and (iii) 161,410 Preferred A Shares that convert to 49,230 common shares; (iv) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; and (v) 44,590 common shares issuable upon conversion of notes payable due to Mr. Mastandrea.

(5)	The ownership percentages total more than 100% due to more than one person or entity being considered the beneficial owner of the same shares, in accordance with SEC regulations for this table.

(6)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 2,000 common shares; (iv) 2,000 restricted common shares; (v) 1,046 common shares and (vi) 44,590 common shares issuable upon conversion of notes payable.

(7)
Includes: (i) 667 options; (ii) 5,929 common shares held by Lambert Equities II, LLC, of which Mr. Lambert is the controlling majority member and sole manager; (iii) 36,850 common shares; and (iv) 43,640 common shares issuable upon conversion of notes payable.

(8)
Includes: (i) 2,000 common shares (ii) 2,000 restricted commons shares and (iii) 15,177 common shares issuable upon conversion of notes payable. Does not include 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(9)	Includes: (i) 2,000 common shares and (ii) 24,665 common shares issuable upon conversion of notes payable.

(10)	Includes: (i) 2,000 common shares and (ii) 40,795 common shares issuable upon conversion of notes payable.

(11)	Includes five named persons who are trustees of Pillarstone.

(12)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 4,000 common shares; (iv) 4,000 restricted common shares; (v) 667 options; (vi) 47,825 common shares; and (vii) 168,867 common shares issuable upon conversion of notes payable.

(13)	Mr. Mastandrea is the managing member of Paragon Real Estate Development, LLC and these shares are also included in Mr. Mastandrea’s common shares.

(14)
Based solely on a Schedule 13G filed by Mr. O’Donnell on February 2, 2016, which states that Mr. O’Donnell has sole voting and dispositive power with respect to 25,860 common shares and shared voting and dispositive power with respect to 6,347 common shares. The 6,347 common shares are owned by Mr. O’Donnell’s spouse, as to which he disclaims beneficial ownership.

(15)	Includes: 80,598 common shares. Based solely on information on the Form 4 filed on January 19, 2017 with the SEC by Mr. Schurgin.

(16)	Represents shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member. Each Preferred A Share is convertible into 0.305 common shares.

(17)	Does not include 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(18)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 2,000 common shares; (iv) 2,000 restricted common shares; (v) 49,230 common shares issuable upon conversion of 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC; (vi) 569,440 common shares issuable upon conversion of 56,944 Preferred C Shares; (vii) 44,590 common shares issuable upon conversion of notes payable; and (viii) 1,046 common shares.

(19)
Includes: (i) 667 options; (ii) 625,000 common shares issuable upon conversion of 62,500 Preferred C Shares; (iii) 43,640 common shares issuable upon conversion of notes payable; and (iv) 42,779 common shares.

(20)
Includes: (i) 2,000 common shares (ii) 2,000 restricted common shares; (iii) 125,000 common shares issuable upon conversion of 12,500 Preferred C Shares; and (iv) 15,177 common shares issuable upon conversion of notes payable. Does not include 163,117 common shares or 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC, of which Mr. Dee is a member.

(21)	Includes: (i) 2,000 common shares; (ii) 375,000 common shares issuable upon conversion of 37,500 Preferred C Shares; and (iii) 24,665 common shares issuable upon conversion of notes payable.

(22)	Includes: (1) 2,000 common shares; (ii) 625,000 common shares issuable upon conversion of 62,500 Preferred C Shares; and (iii) 40,795 common shares issuable upon conversion of notes payable.

(23)
Includes: (i) 6,667 restricted common shares issuable to an independent third party that Mr. Mastandrea has the right to vote; (ii) 163,117 common shares held by Paragon Real Estate Development, LLC, of which Mr. Mastandrea is the managing member; (iii) 4,000 common shares; (iv) 4,000 restricted common shares; (v) 667 options; (vi) 49,230 common shares issuable upon conversion of 161,410 Preferred A Shares held by Paragon Real Estate Development, LLC; (vii) 2,319,440 common shares issuable upon conversion of 231,944 Preferred C Shares; (viii) 168,867 common shares issuable upon conversion of notes payable and (ix) 47,825 common shares.

(24)	Includes (i) 163,117 common shares and (ii) 49,230 common shares issuable upon conversion of 161,410 Preferred A Shares. These shares are also included in Mr. Mastandrea’s total shares.

Item 5.  Directors and Executive Officers.

The following individuals have been appointed to serve as our executive officers:

Name	Age	Position
James C. Mastandrea	73	President, Chief Executive Officer and Chairman of Board of Trustees
John J. Dee	65	Senior Vice President, Chief Financial Officer and Trustee

James C. Mastandrea has been our Chairman, President and Chief Executive Officer since 2003. Mr. Mastandrea has over 40 years of experience in the real estate industry and 19 years serving in high level positions of publicly traded companies. Since 2006, he has also served as the President, Chief Executive Officer and Chairman of the Board of Trustees of Whitestone REIT, a real estate investment trust publicly listed on the New York Stock Exchange (“NYSE”). In addition, since 1978, Mr. Mastandrea has served as the Chief Executive Officer/Founder of MDC Realty Corporation, a privately held residential and commercial real estate development company. From 1994 to 1998, Mr. Mastandrea served as Chairman and Chief Executive Officer of First Union Real Estate Investments (NYSE), a publicly traded real estate investment trust. Mr. Mastandrea also served in the U.S. Army as a Military Police Officer. Mr. Mastandrea is a director of Cleveland State University Foundation Board and a member of the investment committee. He regularly lectures to MBA students at the University of Chicago and instructs as an Adjunct Professor in the MBA program at Rice University in Houston, Texas, and also presents to institutional investors in the U.S. and Europe. Mr. Mastandrea’s significant experience in the commercial and residential real estate business, capital markets, and private and public companies as a real estate expert allows him to provide insight into various aspects of the economy and commercial real estate, which is of significant value to our Board.

John J. Dee has served as our Senior Vice President and Chief Financial Officer and a trustee since 2003. Since October 2006, Mr. Dee has also been Chief Operating Officer, Executive Vice President, and Corporate Secretary at Whitestone REIT (NYSE). Prior to Mr. Dee’s joining Pillarstone, from 2002 to 2003, he was Senior Vice President and Chief Financial Officer of MDC Realty Corporation, Cleveland, Ohio, an affiliate of MDC Realty Corporation, Chicago, Illinois, a privately held residential and commercial real estate development company. From 2000 to 2002, Mr. Dee was Director of Finance and Administration for a Cleveland, Ohio law firm. From 1978 to 2000, Mr. Dee held various management positions with First Union Real Estate Investments (NYSE), including Senior Vice President and Chief Accounting Officer from 1996 to 2000. Mr. Dee is licensed as a CPA (non-practicing) in the State of Ohio. Mr. Dee has a significant number of years of experience with publicly listed real estate investment trusts and adds exceptional experience and skills of value to our management team and Board.

Board of Trustees and Committees of the Board

The following individuals have been appointed to serve as our non-employee trustees:

Name	Age
Daryl J. Carter	61
Dennis H. Chookaszian	73
Daniel G. DeVos	59
Paul T. Lambert	64

Daryl J. Carter has served as a trustee since June 2003. Mr. Carter founded and since 2007 has served as Chairman and Chief Executive Officer of Avanath Capital Management, LLC, an investment firm focused on urban-themed real estate and mortgage investments. He is also a Managing Partner of McKinley-Avanath, a property management company focused on the affordable apartment sector. From 2005 to 2007, Mr. Carter was an Executive Managing Director of Centerline Capital Group (“Centerline”), a subsidiary of Centerline Holding Company and head of the Commercial Real Estate Group. From 2005 to 2007, he was also the President of American Mortgage Acceptance Corporation, a then publicly-held, commercial mortgage lender that was externally managed by Centerline. Mr. Carter became part of Centerline when his company, Capri Capital Finance (“CCF”) was acquired by Centerline in 2005 and stayed with Centerline until 2006. Mr. Carter co-founded and served as Co-Chairman of both CCF and Capri Capital Advisors ( “Capri”) in 1992. He was instrumental in building Capri into a diversified real estate firm with $8 billion in real estate equity and debt investments under management. Prior to Capri, Mr. Carter was Regional Vice President at Westinghouse Credit Corporation in Irvine and a Second Vice President at Continental Bank in Chicago. Since 2009, Mr. Carter has served as a trustee of Whitestone REIT (NYSE), a publicly traded real estate investment trust (“REIT”) focused on Community Centered Properties™. He has also served as a director of Silver Bay Realty Trust Corp. (NYSE) since July 2013, a trustee of the Urban Land Institute, Executive Committee Member and Chairman of the National Multifamily Housing Council, and on the Visiting Committee of the M.I.T. Sloan School of Management. He is also a past Chairman of the Mortgage Bankers Association. Mr. Carter brings to our Board significant management experience and demonstrated leadership skills with financial and real estate entities.

Dennis H. Chookaszian has served as a trustee since June 2016. Mr. Chookaszian served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board, from January 2007 to December 2011. During his 27-year career with CNA Financial Corporation (“CNA”), Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. Mr. Chookaszian joined CNA in 1975 as Chief Financial Officer until 1990 when he became President. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee until he retired in 2001. Mr. Chookaszian currently serves on the boards of publicly-held CME Group Inc. (NASDQ: CME, formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange, since 2004; Career Education Corporation (NASDAQ: CECO), a postsecondary education provider, since 2002; Prism Technologies Group, Inc. (NASDAQ: PRZM), a firm that licenses and enforces patents, since 2003; and MacDonald Dettwiler and Associates Ltd. (TSX: MDA.TO), a global communications and information company, since 2005. Mr. Chookaszian is an adjunct Professor at University of Chicago Booth School of Business and teaches courses in corporate governance. He also teaches a course in international corporate governance at Cheung Kong University (China), at Shanghai Advance Institute of Finance (China), and at Indian Institute of Planning and Management (India). Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from University of Chicago, and a Master degree in economics from London School of Economics. He is a Certified Public Accountant, Chartered Global Management Accountant, Certified Management Consultant, and Chartered Property Casualty Underwriter. Mr. Chookaszian has significant business, audit committee and teaching experience that adds significantly to the oversight and governance of the Company.

Daniel G. DeVos has served as a trustee since March 2003. Since 1993, Mr. DeVos has served as Chairman of the Board and Chief Executive Officer of DP Fox Ventures, LLC, a diversified management enterprise with investments in real estate, transportation, fashion, sports, and entertainment. Since 1999, Mr. DeVos has served as the President and Chief Executive Officer of Fox Motors, based in Grand Rapids, Michigan. He is the majority owner of the Grand Rapids Griffins (AHL), has been a board member since 1991 and Chairman since 2011 of RDV Sports, Inc., the parent company of the Orlando Magic (NBA), and is a partner in CWD Real Estate Investments. Since 2004, he has served as a director and currently serves on the Audit Committee of Alticor, Inc., the parent of Amway Corporation, located in Ada, Michigan. From 2009 to 2013, Mr. DeVos served as a trustee of Whitestone REIT (NYSE) and in May 2013 became trustee emeritus. From 1994 to 1998, he served as a trustee of First Union Real Estate Investments (NYSE). Mr. DeVos has extensive and diverse business experience within and outside the real estate industry and possesses exceptional leadership skills in business and non-profit management.

Paul T. Lambert has served as a trustee since November 1998. Mr. Lambert serves as the Chief Executive Officer of Lambert Capital Corporation. He served on the Board of Directors and was the Chief Operating Officer of First Industrial Realty Trust, Inc. (NYSE) ( “First Industrial”) from its initial public offering in October 1994 through December 1995. Mr. Lambert was one of the largest contributors to the formation of First Industrial and one of its founding shareholders. Prior to forming First Industrial, Mr. Lambert was managing partner for The Shidler Group, a national private real estate investment company. Prior to joining The Shidler Group, Mr. Lambert was a commercial real estate developer with Dillingham Corporation and, prior to that, was a consultant with The Boston Consulting Group. Mr. Lambert has served as a trustee of Whitestone REIT (NYSE) since March 2013. Mr. Lambert is an entrepreneur with significant experience in commercial real estate and financing of development projects providing the Board with his leadership skills to perform oversight functions as a trustee and member of several committees.

Audit Committee

The Audit Committee consists of Mr. Chookaszian, who serves as Chairman, and Messrs. Carter, DeVos and Lambert. Mr. Chookaszian also serves as the audit committee financial expert, as defined by the SEC. Each member of the Audit Committee satisfies the independence standards and financial literacy requirements set forth under NYSE MKT listing standards and the applicable rules of the SEC. The Audit Committee is directly responsible for engaging and reviewing the performance of our independent public auditors, oversees our accounting and financial reporting processes, considers and approves the range of audit and non-audit fees, reviews the adequacy of our internal accounting controls and procedures and resolves disagreements between management and our independent public auditors.

Management, Organization and Compensation Committee

Our Management, Organization and Compensation Committee consists of Mr. Carter, who serves as Chairman, and Messrs. DeVos, and Lambert. The Management, Organization and Compensation Committee makes recommendations and exercises all powers of the Board in connection with certain compensation matters, including incentive compensation and benefit plans.

Nominating Committee

Our Nominating Committee consists of Mr. DeVos, who serves as Chairman, and Mr. Lambert. The Nominating Committee is responsible for identifying individuals qualified to become trustees and for evaluating potential or suggested trustee nominees. In order for an individual to qualify for nomination or election as a trustee, an individual, at the time of nomination, must have substantial expertise, experience or relationships relevant to the real estate business, which may include:

•	commercial real estate experience;

•	an in-depth knowledge of and working experience in finance or marketing;

•	capital markets or public company experience;

•	university teaching experience in a Master of Business Administration or similar program;

•	experience as a chief executive officer, chief operating officer or chief financial officer of a public or private company; or

•	public or private company board experience.

Additionally, an individual shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature. The Nominating Committee in its sole discretion will determine whether a nominee satisfies the foregoing qualifications or possesses such other characteristics as deemed necessary by the Nominating Committee.  Though we have no formal policy addressing diversity, the Nominating Committee will seek to recommend nominees to the Board that represent a diversity of experience, gender, race, ethnicity and age.  Any individual who does not satisfy the qualifications above is not eligible for nomination or election as a trustee.

The Nominating Committee performs a preliminary evaluation of potential candidates primarily based on the need to fill any vacancies on our Board, the need to expand the size of our Board and the need to obtain representation in key disciplines and/or market areas.  The Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including the Nominating Committee members and other members of our Board.  The Nominating Committee also has the authority to consult with or retain advisors to carry out its duties, though it has not used a third party to locate or evaluate potential candidates for trustee.  Once a potential candidate is identified as one who fulfills a specific need, the Nominating Committee performs a full evaluation of the potential candidate.  This evaluation includes reviewing the potential candidate’s background information, relevant experience, willingness to serve, independence and integrity.  In connection with this evaluation, the Nominating Committee may interview the candidate in person or by telephone.  After completing its evaluation, the Nominating Committee makes a recommendation to the full Board as to the individuals who should be nominated by our Board.  Our Board elects nominees recommended by the Nominating Committee to fill vacancies on our Board and nominates the nominees for election by shareholders after considering the recommendations and a report of the Nominating Committee. In addition to the above process, as part of an agreement approved by shareholders in June 2003, Mr. Mastandrea can appoint five trustees to the Board provided he remains as our Chairman and Chief Executive Officer. Mr. Mastandrea has not exercised this right.

Item 6.  Executive Compensation.

Because the Company has not had substantial operations, James C. Mastandrea did not receive any cash compensation for serving as our Chief Executive Officer, President and Chairman during the years ended December 31, 2016 and December 31, 2015. John J. Dee did not receive any cash compensation for serving as our Senior Vice President and Chief Financial Officer during the years ended December 31, 2016 and December 31, 2015. There were no other officers or employees of the Company in the past two fiscal years.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the status of equity awards as of December 31, 2016:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
James C. Mastandrea	—	—	—	—	2,000	$2,800	—
John J. Dee	—	—	—	—	2,000	$2,800	—

(1)
Represents restricted common shares issued January 2, 2004. Half of the restricted shares vested on the fifth anniversary of the issuance date. The remaining half will vest when funds from operations has doubled or when Pillarstone’s share price is 50% higher compared to the average trading price for the five days preceding the grant date.

Employment Agreements

On April 3, 2006, the Board authorized modifications to the employment agreement of Mr. Mastandrea. The modification agreement allows Mr. Mastandrea to devote time to other business and personal investments while performing his duties for Pillarstone. The original employment agreement with Mr. Mastandrea provides for an annual salary of $60,000 effective as of March 4, 2003. The initial term of Mr. Mastandrea’s employment is for two years and may be extended for terms of one year. Mr. Mastandrea’s base annual salary may be adjusted from time to time, except that the adjustment may not be lower than the preceding year’s base salary. The employment agreement provides that Mr. Mastandrea will be entitled to base salary and bonus at the rate in effect before any termination for a period of three years in the event that his employment is terminated without cause by us or for good reason by Mr. Mastandrea. Effective September 29, 2006, in lieu of an annual salary of $100,000, Mr. Mastandrea received 44,444 Preferred C Shares for his service as an officer of Pillarstone through September 29, 2008. The shares were fully amortized by the original date in 2008.

Effective June 30, 2003, we issued 696,078 preferred shares valued at approximately $2.4 million to Messrs. Mastandrea and Dee pursuant to separate restricted share agreements. On June 30, 2003, 534,668 preferred shares were converted at a factor of 0.305 into 163,116 common shares. Under the restricted share agreement for each of Mr. Mastandrea and Mr. Dee, the restricted shares vest upon the later of the following dates:

•	the date our gross assets exceed $50.0 million, or

•	50% of the restricted shares on March 4, 2004; 25% of the shares on March 4, 2005; and the remaining 25% of the shares on March 4, 2006.

The number of common shares and the conversion factor have been revised to reflect the 1-for-75 reverse split of the common shares that occurred in July 2006.

Compensation of Trustees

During the year ended December 31, 2016, trustees were not paid any cash compensation.

In lieu of cash payments for trustee fees, effective September 29, 2006, each trustee of the Company serving at that time received 12,500 Preferred C Shares for service as a trustee until September 29, 2008. The shares are restricted until the latest to occur of: (a) a public offering by the Company sufficient to liquidate the shares, (b) an exchange of the Company’s existing shares for new shares, and (c) September 29, 2008. The shares were fully amortized by the original date in 2008.

In June 2003, our shareholders approved an agreement to issue additional common shares to Paragon Real Estate Development, LLC of which Mr. Mastandrea is the managing member and Mr. Dee is a member. In September 2006, Pillarstone amended this agreement to include each of the trustees so that if a trustee brings a new transaction to Pillarstone, he would receive additional common shares of Pillarstone in accordance with a formula in the agreement. In January 2016, the non-employee trustees and Mr. Mastandrea agreed to make this agreement for only non-employee trustees. The agreement is intended to serve as an incentive for our trustees to increase the asset base, net operating income, funds from operations, and share value of Pillarstone. The exact number of common shares that would be issued will be calculated in accordance with a formula in the agreement based on future acquisition, development or redevelopment transactions. Any of these transactions would be subject to approval by the members of our Board who are not receiving the additional common shares. We would issue our common shares only upon the closing of a transaction. The maximum number of common shares to be issued under the agreement is limited to a total value of $26 million based on the average closing price of our common shares for 30 calendar days preceding the closing of any transaction. The common shares will be restricted until we achieve the five-year pro forma income target for the acquisition, as approved by the Board, and an increase of 5% in Pillarstone’s net operating income and funds from operations. The restricted shares would vest immediately upon any “shift in ownership,” as defined in the agreement.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Under SEC rules, a related person transaction is any transaction or any currently proposed transaction in which the Company was or is to be a participant, the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of our last completed fiscal year, and their immediate family members.

Under our Declaration of Trust, we may enter into any contract or transaction with our Trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our Trustees, officers, employees or agents (or any affiliated person) have a material financial interest (i) the fact of the interest is disclosed or known to the following: (a) the Board, and the Board shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (ii) the contract or transaction is fair and reasonable to us. In addition, our Nominating Committee manages risks associated with the independence of the Board and potential conflicts of interest.

Issuance of Convertible Notes to Trustees

In November 2015, five Trustees of Pillarstone loaned funds to Pillarstone, each pursuant to a Convertible Note Purchase Agreement. Each trustee loaned the following face amounts that accrue interest at 10% per annum, which can be converted into common shares of Pillarstone as follows:

Trustee	Face Amount	Accrued Interest	Total	Convertible into Common Shares
Daryl J. Carter	$28,888	$3,941	$32,829	24,665
Daniel G. DeVos	47,780	6,519	54,299	40,795
Paul T. Lambert	51,112	6,974	58,086	43,640
James C. Mastandrea	52,224	7,125	59,349	44,590
John J. Dee	17,776	2,425	20,201	15,177
Total	$197,780	$26,984	$224,764	168,867

The convertible notes were issued effective November 20, 2015 and have a maturity date of three years.

     The convertible notes can be called by Pillarstone after six months, at which time the noteholder can choose to receive either the amount of the note plus any accrued but unpaid interest or the number of common shares determined by dividing the amount of the note plus any accrued but unpaid interest by the conversion price of $1.331. The noteholder has the option at any time to convert the note plus any accrued but unpaid interest into common shares based on the conversion price of $1.331.

Whitestone OP Transaction

As noted in Item 1 above, on December 8, 2016, Pillarstone and Pillarstone OP entered into the Contribution Agreement with Whitestone OP and Whitestone, both of which are related parties to Pillarstone and Pillarstone OP. Mr. Mastandrea, our Chairman and CEO, also serves as the Chairman and Chief Executive Officer of Whitestone. Mr. Dee, our Senior Vice President, Secretary and Chief Financial Officer, also serves as the Chief Operating Officer and Corporate Secretary of Whitestone. In addition, Messrs. Carter and Lambert, two of our trustees, also serve as trustees of Whitestone. The terms of the Contribution Agreement, the OP Unit Purchase Agreement, the Tax Protection Agreement, the Management Agreements, and the Acquisition were determined through arm’s-length negotiations. The transactions contemplated by the Contribution Agreement, the OP Unit Purchase Agreement, the Tax Protection Agreement and the Management Agreements, including the Acquisition, were recommended by a special committee of the Board, consisting solely of disinterested trustees, and approved by the full Board.

Item 8.  Legal Proceedings.

We may from time to time become a party to legal proceedings and claims that arise in the ordinary course of our business.  These matters are generally covered by insurance.  While the frequency and resolutions of any such matters cannot be predicted with certainty, we believe that occurrence and outcomes of these matters will not have a material effect on our financial position, results of operations or cash flows.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Market Information

Common Shares

Our common shares are quoted on the OTC Bulletin Board and on the pink sheets with the symbol "PRLE". The number of holders of record of our common shares was 107 as of March 15, 2017, and we estimate we have approximately 300 beneficial holders of common shares as of that date. As of March 15, 2017, we had 405,169 common shares of beneficial interest outstanding.

Our Class A Cumulative Convertible Preferred Shares ("Class A Preferred Shares") are quoted on the OTC Bulletin Board with the symbol "PRLEP". The number of holders of record of our Class A Preferred shares is two. Class A Preferred shareholders have the right to convert their shares into common shares, as follows: 95,226 Class A Preferred Shares are each convertible into 0.046 common shares and 161,410 Class A Preferred Shares are each convertible into 0.305 common shares.

Our Class C Convertible Preferred Shares were issued effective September 29, 2006 to the trustees of the Company who contributed cash and/or services for these shares. The Class C Convertible Preferred Shares are not quoted on an exchange or the OTC Bulletin Board.

The following table sets forth the quarterly high and low sale prices per share of our common shares for the years ended December 31, 2016 and 2015 as reported on the OTC Bulletin Board. The quotations shown represent inter-dealer prices without adjustment for retail markups, markdowns or commissions, and may not reflect actual transactions.

For the Year Ended December 31, 2016	High	Low

First Quarter	$3.00	$1.40
Second Quarter	$3.00	$1.76
Third Quarter	$2.50	$2.00
Fourth Quarter	$5.25	$1.75

For the Year Ended December 31, 2015	High	Low

First Quarter	$2.00	$1.25
Second Quarter	$1.85	$1.50
Third Quarter	$1.80	$1.60
Fourth Quarter	$1.70	$1.01

On March 15, 2017, the closing price of our common shares reported on the OTC Bulletin Board was $4.05 per share.

Dividend Policy

We have not declared or paid dividends on our common shares since 1999, and we do not anticipate paying dividends on our common shares in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of the board of trustees and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of trustees.

Preferred Share Conversions

During 2016, 1,600 Preferred Class A Shares were converted into 73 common shares.

Issuer Purchases of Equity Securities

The Company did not purchase any of its equity securities in 2016.

Item 10.  Recent Sales of Unregistered Securities.

The information required by Item 10 of Form 10 is incorporated herein by reference to such information as set forth in the Company’s Original 8-K filed with the SEC on December 13, 2016.

Item 11.  Description of Registrant's Securities to be Registered.

The information required by Item 11 of Form 10 is incorporated herein by reference to such information as set forth in the Company’s Original 8-K filed with the SEC on December 13, 2016.

Item 12. Indemnification of Directors and Officers.

To the maximum extent permitted by Maryland law in effect from time to time, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Trustee or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Trustee or officer of the Company and at the request of the Company, serves or has served as a trustee, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Declaration of Trust and our Bylaws, as amended, shall vest immediately upon election of a Trustee or officer. The Company may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

Neither the amendment nor repeal of the preceding paragraph, nor the adoption or amendment of any other provision of the Bylaws, as amended, or the Declaration of Trust inconsistent with the preceding paragraph, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Item 13. Financial Statements and Supplementary Data.

The information provided below in Item 9.01 of this Current Report on Form 8-K is incorporated by reference into this Item 13.

Item 5.06. Change in Shell Company Status.

As a result of the Acquisition described above and in Item 2.01 of the Original 8-K, we are no longer a shell company as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Exchange Act of 1934, as amended. The disclosures in Item 2.01 of the Original 8-K and this Amendment are incorporated by reference into this Item 5.06.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
99.1	Financial Statements of business acquired for the years ended December 31, 2016 and 2015.

99.2	Pro Forma financial information for the year ended December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pillarstone Capital REIT
(Registrant)

March 22, 2017	/s/ John J. Dee
(Date)	John J. Dee Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Financial Statements of business acquired for the years ended December 31, 2016 and 2015.

99.2	Pro Forma financial information for the year ended December 31, 2016.